Exhibit 21.1

SUBSIDIARIES OF EVERGREEN ENERGY INC.

KFx Plant, LLC, a Wyoming limited liability company

KFx Operations, LLC, a Wyoming limited liability company

Landrica Development Company, a South Dakota corporation

KFx Technology, LLC, a Delaware limited liability company

Buckeye Industrial Mining Company, an Ohio corporation

All subsidiaries listed above are 100% owned by Evergreen Energy Inc.